Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Info:

Lori Barker

Sr. Director, Investor Relations

SYNNEX Corporation

(510) 668-3715

lorib@synnex.com

SYNNEX Corporation Reports Fiscal 2010 Third Quarter Results

Operating income from continuing operations reaches record level

Operating margin from continuing operations grows to 2.40%

Fremont, Calif., - September 29, 2010 — SYNNEX Corporation (NYSE: SNX), a leading business process services company, today announced financial results for the fiscal third quarter ended August 31, 2010.

For the fiscal third quarter, revenue from continuing operations was $2.18 billion, an increase of 9.0% compared to $2.0 billion for the fiscal quarter ended August 31, 2009. The fiscal third quarter 2010 revenue reflects the impact of the previously announced presentation of certain types of services and extended warranty contracts on a net basis beginning in fiscal 2010. These contracts would have contributed approximately $95.7 million to revenue on a gross basis in the fiscal third quarter 2010.

Income from continuing operations before non-operating items, income taxes and non-controlling interest was a record $52.2 million, or 2.40% of revenue, compared to $38.2 million in the prior year fiscal third quarter and $43.4 million in the fiscal second quarter of 2010.

Amounts attributable to SYNNEX Corporation’s income from continuing operations, net of tax, for the fiscal third quarter was $30.9 million, or $0.86 per diluted share. This compares with $21.5 million, or $0.62 per diluted share, in the third quarter of fiscal 2009.

“I am very pleased with our revenue growth and operating margin expansion,” stated Kevin Murai, President and Chief Executive Officer. “In the third quarter we experienced ongoing broad-based demand and we continued to successfully drive our mix of higher margin products and services. Our Global Business Services segment performed well as it benefited from the ramp of recent competitive wins. Also, we continued to leverage our infrastructure to drive even greater operating margin expansion in both the Distribution and Global Business Services segments of our business.”

Financial Highlights:

•	Distribution revenue from continuing operations was $2.15 billion, an increase of 8.8% over the prior year fiscal third quarter and up 7.0% from the fiscal second quarter of 2010.

•	Global Business Services revenue from continuing operations was $31.0 million, an increase of 21.9% over the prior year fiscal third quarter and up 12.0% compared to fiscal second quarter of 2010.

•

Distribution income from continuing operations before non-operating items, income taxes and non-controlling interest was $47.9 million, compared to $34.8 million in the prior year fiscal third quarter and $40.5 million in the fiscal second quarter of 2010.

•

Global Business Services income from continuing operations before non-operating items, income taxes and non-controlling interest was $4.2 million, compared to $3.4 million in the prior year fiscal third quarter and $3.0 million in the fiscal second quarter of 2010.

•	The effective tax rate for the fiscal third quarter of 2010 was 34.5% primarily due to benefits from the release of certain federal tax reserves.

•	SYNNEX’ cash conversion cycle was 42 days.

•	SYNNEX’ debt to capitalization ratio was 26%.

•	SYNNEX posted ROIC of 11.1% for the fiscal third quarter of 2010, up from 8.9% in the prior year fiscal third quarter.

•	Third quarter depreciation and amortization were $2.8 million and $1.3 million, respectively.

•	Third quarter capital expenditures were $2.4 million.

Fourth Quarter Fiscal 2010 Outlook:

The following statements are based on the Company’s current expectations for the fourth quarter of fiscal 2010. These statements are forward-looking and actual results may differ materially.

•

Revenue is expected to be in the range of $2.30 billion to $2.40 billion. This range represents net accounting of approximately 4.0% to 5.0% for certain service and extended warranty contracts in fiscal 2010.

•	Effective tax is expected to be in the range of 36.0% to 37.0%.

•	Net income is expected to be in the range of $34.0 million to $35.0 million.

•	Diluted earnings per share are expected to be in the range of $0.94 to $0.97.

The calculation of diluted earnings per share for the fourth quarter of fiscal 2010 is based on a diluted weighted-average common share count of approximately 36.2 million.

“For the fiscal fourth quarter we believe the demand environment in North America will remain relatively stable and in-line with normal seasonal trends. Also, the year-over-year reduction of revenue attributable to our July 2010 sale of certain of our legacy platform manufacturing contracts is expected to be largely offset by new revenue from our February 2010 acquisition of Jack of All Games,” Mr. Murai continued. “From a profitability perspective, we expect to leverage our cost structure and continue to deliver industry leading margins.”

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PDT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-364-4389 in North America or 706-902-0319 outside North America. The confirmation code for the call is 99037840. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until October 13, 2010.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs over 7,000 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding expectations of our effective tax rate, our revenue, net income and diluted earnings per share for the fourth quarter of fiscal 2010, anticipated demand, anticipated revenue attributable to our acquisition of Jack of All Games, and our profitability and growth, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT and consumer electronics spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; changes in the tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended May 31, 2010 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, Jack of All Games and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation – F

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended August 31, 2010	Three Months Ended August 31, 2009	Nine Months Ended August 31, 2010	Nine Months Ended August 31, 2009

		(As Adjusted)(1)		(As Adjusted)(1)
Revenue	$2,177,066	$1,998,060	$6,145,916	$5,521,135

Cost of revenue	(2,052,197)	(1,892,083)	(5,795,219)	(5,213,371)

Gross profit	124,869	105,977	350,697	307,764

Selling, general and administrative expenses	(72,715)	(67,778)	(216,156)	(205,785)

Income from continuing operations before non-operating items, income taxes and non-controlling interest	52,154	38,199	134,541	101,979

Interest expense and finance charges, net	(4,585)	(4,220)	(12,130)	(13,497)
Other income (expense), net	(300)	729	770	1,758

Income from continuing operations before income taxes and non-controlling interest	47,269	34,708	123,181	90,240

Provision for income taxes	(16,319)	(13,200)	(44,037)	(33,466)

Income from continuing operations before non-controlling interest, net of tax	30,950	21,508	79,144	56,774

Income from discontinued operations, net of tax	—	1,192	75	3,852
Gain on sale of discontinued operations, net of tax	—	—	11,351	—

Net income	30,950	22,700	90,570	60,626
Net income attributable to non-controlling interest	(36)	(235)	(153)	(637)

Net income attributable to SYNNEX Corporation	$30,914	$22,465	$90,417	$59,989

Amounts attributable to SYNNEX Corporation:
Income from continuing operations, net of tax	$30,914	$21,501	$79,007	$56,923
Discontinued operations:
Income from discontinued operations, net of tax	—	964	59	3,066
Gain on sale of discontinued operations, net of tax	—	—	11,351	—

Net income attributable to SYNNEX Corporation	$30,914	$22,465	$90,417	$59,989

Earnings per share attributable to SYNNEX Corporation:
Basic :
Income from continuing operations	$0.88	$0.65	$2.29	$1.75
Discontinued operations	—	0.03	0.33	0.10

Net income per common share	$0.88	$0.68	$2.62	$1.85

Diluted :
Income from continuing operations	$0.86	$0.62	$2.22	$1.69
Discontinued operations	—	0.03	0.32	0.09

Net income per common share	$0.86	$0.65	$2.54	$1.78

Weighted-average common shares outstanding-basic	35,083	32,837	34,534	32,478

Weighted-average common shares outstanding-diluted	35,910	34,595	35,628	33,700

(1)

In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2010	November 30, 2009
		(As Adjusted)(1)
Assets
Current assets:
Cash and cash equivalents	$68,063	$37,816
Short-term investments	18,698	21,219
Accounts receivable, net	813,558	820,633
Receivable from vendors, net	115,130	99,610
Receivable from affiliates	13,688	5,144
Inventories	794,052	713,813
Current deferred tax assets	27,601	27,787
Current deferred assets	9,633	13,830
Other current assets	62,478	26,144
Assets held for sale	—	74,185

Total current assets	1,922,901	1,840,181

Property and equipment, net	87,997	94,725
Goodwill	116,508	107,563
Intangible assets, net	17,774	18,066
Deferred tax assets	296	2,849
Long-term deferred assets	11,548	10,636
Other assets	18,583	25,890

Total assets	$2,175,607	$2,099,910

Liabilities and equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$186,046	$150,740
Accounts payable	712,365	687,432
Payable to affiliates	17,377	82,728
Accrued liabilities	124,552	117,599
Current deferred liabilities	12,227	18,798
Income taxes payable	764	2,431
Liabilities related to assets held for sale	—	18,148

Total current liabilities	1,053,331	1,077,876

Long-term borrowings	8,861	9,410
Convertible debt	130,133	126,785
Long-term liabilities	30,058	29,285
Long-term deferred liabilities	6,494	9,742
Deferred tax liabilities	5,446	8,077

Total liabilities	1,234,323	1,261,175

SYNNEX Corporation’s stockholders’ equity:
Preferred stock	—	—
Common stock	35	34
Additional paid-in capital	278,230	249,892
Accumulated other comprehensive income	21,357	27,151
Retained earnings	641,662	551,245

Total SYNNEX Corporation stockholders’ equity	941,284	828,322
Non-controlling interest	—	10,413

Total equity	941,284	838,735

Total liabilities and equity	$2,175,607	$2,099,910

(1)

In May 2008, the Financial Accounting Standards Board issued a new accounting pronouncement, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The provisions of the new accounting pronouncement were effective for the Company’s fiscal year beginning December 1, 2009 and require retrospective application of all periods presented.